                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
Net Income.......................................... $     82 $     85 $     94
Add:
  Interest expense..................................       98       72       42
  Amortization of capitalized debt expense..........        1        2        2
  Portion of rentals representative of interest fac-
   tor..............................................      --       --       --
  Income tax expense and other taxes on income......       40       45       53
  Fixed charges of unconsolidated subsidiaries......      --       --       --
  Extraordinary items...............................      --         3      --
                                                     -------- -------- --------
    Earnings as defined............................. $    221 $    207 $    191
                                                     ======== ======== ========
Interest expense.................................... $     98 $     72 $     42
Amortization of capitalized debt expense............        1        2        2
Portion of rentals representative of interest fac-
 tor................................................      --       --       --
Fixed charges of unconsolidated subsidiaries........      --       --       --
                                                     -------- -------- --------
    Fixed charges as defined........................ $     99 $     74 $     44
                                                     ======== ======== ========
Ratio of earnings to fixed charges..................    2.23x    2.80x    4.34x
                                                     ======== ======== ========
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